Exhibit 99.2

At World Properties Holdings, LLC
Condensed Consolidated Financial Statements
September 30, 2024
(Unaudited)

At World Properties Holdings, LLC
Condensed Consolidated Balance Sheet
(In millions, except unit and per unit data, unaudited)

September 30, 2024
Assets
Current Assets
Cash	$27.9
Accounts receivable, net of allowance of $1.0	14.2
Prepaid expenses and other current assets	7.4
Affiliate contract assets	0.8
Due from related parties	0.2
Total current assets	50.5
Property and equipment, net	15.8
Operating lease right-of-use assets	32.7
Investment in unconsolidated entities	8.4
Goodwill	164.4
Intangible assets, net	79.4
Affiliate contract assets, net of current portion	5.4
Other non-current assets	0.8
Total assets	$357.4
Liabilities and members' equity
Current liabilities
Current maturities of long-term debt, net of unamortized debt issuance costs (Note 2)	$6.0
Accounts payable	7.7
Accrued expenses	18.8
Deferred revenue	3.0
Current portion of operating lease liabilities	8.9
Due to related parties	1.7
Total current liabilities	46.1
Long-term liabilities
Operating lease liabilities, net of current portion	25.8
Other liabilities	0.6
Deferred income taxes, net	3.7
Long-term debt, net of unamortized debt issuance costs, less current maturities (Note 6)	125.5
Total non-current liabilities	155.6
Total liabilities	201.7
Commitments and contingencies (Note 7)
Members' equity
Preferred Units, $1,000 per unit; 14,750 units authorized, 12,000 issued and outstanding at September 30, 2024	4.7
Common Units, $1,000 per unit; Unlimited units authorized, 110,463 issued and outstanding at September 30, 2024	88.9
Retained earnings	61.6
At World Properties Holdings, LLC members' equity	155.2
Non-controlling interest	0.5
Total members' equity	155.7
Total liabilities and members' equity	$357.4

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

At World Properties Holdings, LLC
Condensed Consolidated Statement of Operations
(In millions, unaudited)

Nine months ended September 30, 2024
Revenue
Commission income	$431.2
Title agency revenues	18.0
Other revenues	37.8
Total revenue	487.0
Operating expenses
Commissions and other agent-related expense	361.5
Wages and benefits	46.6
Depreciation	3.6
Amortization of intangible assets	2.9
Advertising and marketing	6.8
Rent and occupancy	9.9
Recruiting and retention	6.7
Office expenses and supplies	3.4
Professional fees	1.9
Computer related	3.2
Title agency direct cost	1.0
Management fee (Note 5)	0.7
Other operating expenses	7.8
Total operating expenses	456.0
Income from operations	31.0
Other (expense) income
Interest expense	(13.8)
Interest income	2.2
Income from unconsolidated entities	0.6
Other income	1.4
Total other expense	(9.6)
Income before income taxes	21.4
Income tax expense	(0.6)
Net income	20.8
Net income attributable to non-controlling interests	(0.1)
Net income attributable to At World Properties Holdings, LLC	$20.7

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

At World Properties Holdings, LLC
Condensed Consolidated Statement of Members' Equity
(In millions, except unit amounts, unaudited)

	Preferred Equity		Common Equity		Retained Earnings	At World Properties Holdings, LLC Members' Equity	Non-controlling Interest	Total Members' Equity
	Units	Amount	Units	Amount
Balance at December 31, 2023	12,000	$7.7	110,463	$91.6	$40.9	$140.2	$0.4	$140.6
Net income	—	—	—	—	20.7	20.7	0.1	20.8
Distributions to members	—	(3.0)	—	(2.7)	—	(5.7)	—	(5.7)
Balance at September 30, 2024	12,000	$4.7	110,463	$88.9	$61.6	$155.2	$0.5	$155.7

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

At World Properties Holdings, LLC
Condensed Consolidated Statement of Cash Flows
(In millions, unaudited)

Nine Months Ended September 30, 2024
Cash flows from operating activities
Net income	$20.8
Reconciliation of net income to net cash provided by operating activities:
Depreciation	3.6
Bad debt expense	0.1
Amortization of debt issuance costs	0.5
Paid-in-Kind ("PIK") interest (Note 2)	1.5
Amortization of intangible assets	2.9
Income from equity-method investments	(0.6)
Distributions from equity-method investments	0.8
Changes in operating assets and liabilities:
Accounts receivable	(1.2)
Prepaid expenses and other current assets	4.4
Due to related parties	0.7
Affiliate contract assets	0.6
Other non-current assets	(0.1)
Accounts payable	1.8
Accrued expenses and deferred revenue	(2.7)
Operating lease right-of-use assets and operating lease liabilities	1.6
Other non-current liabilities	0.2
Net cash provided by operating activities	34.9
Cash flows from investing activities
Purchases of property and equipment	(3.1)
Net cash used in investing activities	(3.1)
Cash flows from financing activities
Repayments on Term Loan	(17.9)
Debt issuance costs	(0.9)
Distributions to members	(5.7)
Net cash used in financing activities	(24.5)
Net increase in cash	7.3
Cash
Beginning of year	20.6
End of year	$27.9
Supplemental disclosures of cash flow information
Cash paid for interest	$11.6

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

At World Properties Holdings, LLC and its subsidiaries, collectively referred to as the Company, operate as a real estate brokerage firm. As a real estate brokerage firm, the Company assists buyers, sellers, and renters in listing, marketing, selling, and leasing homes or commercial space. The Company also provides title insurance services for residential and commercial real estate transactions. In addition, the Company provides franchising, marketing, advisory, and brokerage services to residential real estate developers and the related properties. The Company’s sales are predominantly in the United States of America.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The condensed consolidated financial statements include the accounts of the Company and its subsidiaries, which represent substantially all of the assets and liabilities acquired by Compass Brokerage, LLC, a wholly owned subsidiary of Compass, Inc. (Note 9).

The unaudited interim condensed consolidated financial statements and related disclosures have been prepared by management on a basis consistent with the annual consolidated financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of September 30, 2024, and its results of operations for the nine months ended September 30, 2024, and cash flows for the nine months ended September 30, 2024. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2023.

The minority member’s interest in the majority-owned subsidiary is reflected as non-controlling interest in the accompanying condensed consolidated financial statements.

All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

In preparing the condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The accounting for the fair value of acquisitions is complex due to the significant judgements and estimates that are required to determine the values of the consideration transferred and the identification and measurement of the fair value of the assets acquired and liabilities assumed in business combinations. The accounting for goodwill impairment testing utilizes valuation analysis that also requires the use of estimates and judgment to predict the future profitability of the Company. Actual results could differ from those estimates.

Revenue Recognition

The Company earns revenue from real estate commissions, development brokerage services, title services, and related fees it collects from buyers and sellers, agents, and franchisees. Revenue is recognized upon the transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.

Commission income

Real estate commissions earned by the Company’s real estate brokerage business are recorded as revenue at a point in time, which is upon the closing of a real estate transaction (i.e., purchase or sale of a home). These revenues are included in commission income.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
The Company has relationships with developers to provide marketing and brokerage services in new developments. Commissions earned by the Company’s developer business are recorded as revenue at a point in time, which is upon the closing of a real estate transaction. These revenues are included in commission income. The commissions the Company pays to real estate agents are recognized concurrently with associated revenues and are referred to as commission and other agent-related costs.

The Company earns referral commission revenue from third party real estate brokers for the closing of a referred real estate transaction. These revenues are recognized at a point in time when the underlying property closes. These revenues are included in commission income.

Title agency revenues

The Company provides title and closing services, which include title search procedures for title insurance policies, home sale escrow and other closing services. Title revenues and title and closing service fees are recorded at a point in time, which occurs at the time a home sale transaction or refinancing closes. These revenues are included in title agency revenues.

Other revenues

The Company also earns revenue from various fees in conjunction with the real estate closings. These fees are recorded as revenue at a point in time, which is upon the closing of a real estate transaction. These revenues are included in other revenues.

The Company provides franchisees, also referred to as affiliates, with a franchise right. Revenues from franchisees consist primarily of initial and renewal franchise fees, branding, administrative fees, strategy fees, affiliate onboarding fees, agent and affiliate monthly fees, service fees, software fees, transfer fees, and property management fees. Performance obligations for all franchising revenue streams are satisfied over time. The Company has elected the practical expedient for recognizing revenue when the Company has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the Company’s performance completed to date. This practical expedient has been applied to all franchisee related revenue streams, except initial, renewal, transfer, and additional office franchise fees, as the Company has the right to invoice for these revenues.

The initial, renewal, transfer and additional office franchise fees include multiple performance obligations, including initial franchisee training, site selection, assistance with equipment, access to operations manual, and access to the Company’s proprietary trademarks for the duration of the contract. These performance obligations are highly interrelated to the promise to provide the franchise right. As such, these promises are not distinct and have been combined into a single performance obligation that is satisfied over the term of the franchise agreement. The Company’s revenue recognition policy for initial franchise fees is to begin recognizing revenue earned when the franchise is deemed as fully operational. Revenues associated with the franchise renewal fee, additional office fee, and transfer fee performance obligations are recognized over the term of the remaining period or new term. Initial, renewal, additional office, and transfer fees are collected at the inception or renewal of the franchise agreement, and as such, the portion of those fees paid by the franchisee that relates to performance obligations to be satisfied in future periods have been reflected as deferred revenue on the condensed consolidated balance sheets.

Branding, administrative, and strategy fees are invoiced monthly based on a percentage of the gross commission income of the franchisee. The Company has utilized an election that allows for recognition of revenue related to sales-based fees when the subsequent sale by the franchisee occurs and is reported to the Company. The amount is estimated throughout the month and is adjusted to actual at month end when invoicing occurs.

As part of the franchise agreements, the Company earns revenue from affiliate onboarding fees, agent and affiliate monthly fees, software and computer systems support fees, and various service fees that relate to operational support. These fees are provided and invoiced on a monthly basis and are included in other revenues on the condensed consolidated statements of operations.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
In certain instances, the Company will include in the franchise agreement an allowance payable to the franchisee for re-branding expenses. When the re-branding allowance is paid to the franchisee, the Company recognizes a contract asset and amortizes it over the life of the franchise agreement, typically 10 years. From time to time, the Company may also extend a loan to franchisees to help them with their initial start-up costs and expansion. The loans are forgivable, upon the franchisee meeting the terms of its franchise agreement for the duration of the arrangement. When the loan is made to the franchisee, the Company recognizes an asset and amortizes it over the life of the arrangement, which is typically the life of the franchise agreement.

Contract assets include rebranding allowances and affiliate loans receivable. Contract assets, current portion, are included in prepaid expenses and other current assets, and contract assets, long-term portion, are included in affiliate contract assets, net of current portion on the condensed consolidated balance sheets. Contracts assets were $6.2 million and $6.8 million as of September 30, 2024 and December 31, 2023, respectively.

Contract liabilities consist of deferred fees. Deferred fees of $3.0 million and $3.6 million were included in deferred revenue at September 30, 2024 and December 31, 2023, respectively. Deferred fees of $3.0 million that were deferred as of December 31, 2023 were recognized in other revenue on the condensed consolidated income statement for the nine months ended September 30, 2024.

Accounts Receivable
Accounts receivable represent commission revenue owed from other brokerage firms for closed deals, licenses services and fees earned but not yet billed, and amounts billed to the Company’s agents for reimbursement of certain expenses paid by the Company on the agent’s behalf. The timing and frequency of invoicing depends on each individual licensing agreement. Interest is not accrued on outstanding balances.
Accounts receivables are stated at the amounts owed by the agents and/or other brokerage firms. Accounts receivable were $14.2 million and $13.1 million at September 30, 2024 and December 31, 2023, respectively.

The Company provides an allowance for credit losses against accounts receivable for the current expected credit losses inherent in the asset over its expected life. The Company determines the allowance by considering a number of factors, including historical experience and customers' current ability to pay their obligations. As of September 30, 2024, the allowance for credit losses was $1.0 million.

Property and Equipment

Property and equipment acquired in a business combination are recorded at fair value based on third-party valuations. All other property and equipment are recorded at cost for new additions. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Construction in process is not depreciated until the asset is placed in service. When the asset is placed in service, it is reclassified to the appropriate asset class and depreciation, or amortization is initiated. Expenditures for repairs and maintenance are charged to operations.

The Company also incurs costs related to the development of an internal-use software platform used to aid in the document management portion of the closing process. Costs of development include purchased software and internally developed software. Costs incurred in the planning and evaluation stage of internally developed software are expensed as incurred. For the nine months ended September 30, 2024, the Company capitalized $1.6 million in internally developed capitalized software.

Capitalized internally developed software costs are amortized over their expected economic life of three years using the straight-line method and are reviewed for impairment upon a triggering event. Management evaluates the internally developed software costs for impairment when significant events occur related to the software platform that indicate the carrying amount may not be recoverable. No indicators of impairment were noted for the nine months ended September 30, 2024.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
The estimated lives used for the computation of depreciation and amortization are as follows:

Years
Furniture, fixtures and equipment	7
Computer equipment	5
Leasehold improvements	2-15
Internally-developed software	3
Vehicles	5
Leasehold improvements are amortized over the lesser of its useful life or term of the lease.

Investments in Unconsolidated Entities

The Company accounts for its investments in Proper Rate, LLC and Capstone Title Services, LLC under the equity method of accounting. Under the equity method, the Company’s share of the net income or loss of the investment is recognized as income or loss in the Company’s condensed consolidated statements of operations and added or subtracted from the investment account. Distributions received from the entities are treated as a reduction of the investment account. For the nine months ended September 30, 2024, the Company recognized $0.6 million in income from its equity method investments.

Goodwill

Goodwill represents the excess of the purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of business acquired. Goodwill is not subject to amortization but is subject to impairment testing on an annual basis or whenever events and circumstances indicate that the carrying value of the reporting unit may be in excess of the reporting unit’s fair value. The Company has one reporting unit and tests goodwill for impairment at the reporting unit level. As part of the goodwill impairment test, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of its qualitative assessment, it is more-likely-than-not that the fair value of the Company’s reporting unit is less than its carrying amount, a two-step impairment test is required.

If factors indicate that the fair value of the reporting unit is less than its carrying amount, the Company performs a quantitative assessment, and the fair value of the reporting unit is determined by analyzing the expected present value of future cash flows. If the carrying value of the reporting unit continues to exceed its fair value, the implied fair value of the reporting unit’s goodwill is calculated and an impairment loss equal to the excess is recorded. There were no impairment charges recognized for the nine months ended September 30, 2024 and no cumulative impairment on goodwill has been recorded.

Intangible Assets

Intangible assets acquired in a business combination are recorded at fair value based on third-party valuations. The costs are amortized over the estimated remaining lives using the straight-line method, which represents the estimated economic useful life of the assets. The Company reviews these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. No indicators of impairment were identified by the Company for the nine months ended September 30, 2024.

The Company’s intangible assets that have indefinite lives are not amortized but rather reviewed annually for impairment. There were no impairment charges recognized for the nine months ended September 30, 2024.

Advertising and Marketing

The Company expenses advertising costs as incurred. Advertising costs are recorded in the Advertising and marketing account within the condensed consolidated statement of operations.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
Income Taxes

The Company was formed as a limited liability company. Accordingly, federal income taxes are not payable by the Company. Income or loss is allocated to the members and is included in the member’s income tax returns. Therefore, no liability or provision for income taxes is included in the condensed consolidated financial statements except for taxes related to the operations of certain subsidiaries, as described below. The Company may be subject to certain state taxes.

As a result of business acquisitions, the Company has subsidiaries which are individually taxed as corporations: @properties UK Holdings Ltd. and Christie’s International Real Estate Europe Ltd., which are individually taxed as corporations in the UK; SGI Holdings, Inc., Sereno Group, Inc. and Dwell Realtors, Inc. which are individually taxed as corporations in the U.S.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the results of operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the assets will not be realized.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants on the measurement date. The accounting standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value.

There are three levels of inputs that may be used to measure fair value:

Level 1 Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 Inputs other than quoted prices included within Level 1 that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 Unobservable inputs that are supported by little or no market activity, requiring the Company to develop its own assumptions.

The Company’s material financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses and long-term debt. The carrying amounts of cash, trade receivables, trade payables and accrued expenses approximate fair value because of the short-term nature of these instruments.

It is the Company's policy, in general, to measure nonfinancial assets and liabilities at fair value on a nonrecurring basis. These items are subject to fair value adjustments in certain circumstances (such as evidence of impairment) which, if material, are disclosed in the accompanying notes to the condensed consolidated financial statements.

The fair value of the Company's indebtedness is categorized as Level 2 (Note 2).

Personal Assets and Liabilities and Allocations to Members

In accordance with the generally accepted method of presenting limited liability company financial statements, the condensed consolidated financial statements do not include the personal assets and liabilities of the members, including its obligations for an income tax liability.

As the Company is organized as a limited liability company, its members are not liable for any act, debt, obligation, or liability of the Company, except to the extent that the members personally guarantee any liability of the Company.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
Allocations of income and distributions to the members are based on the provisions of the Company’s Limited Liability Company Agreement dated February 24, 2023.

Deferred Financing Fees

Consistent with debt discounts, the Company accounts for debt issuance costs by including those costs as a direct deduction from the carrying amount of the debt liability (Note 2).

Recent Accounting Pronouncements Not Yet Effective

Income Taxes

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires disclosure of additional categories of information about federal, state and foreign income taxes in the rate reconciliation table and more details about the reconciling items in some categories if items meet a quantitative threshold. The ASU requires entities to disclose income taxes paid, net of refunds, disaggregated by federal (national), state and foreign taxes for annual periods and to disaggregate the information by jurisdiction based on a quantitative threshold. The guidance makes several other changes to the disclosure requirements. The ASU is required to be applied prospectively, with the option to apply it retrospectively. The ASU is effective for the Company for fiscal years beginning after December 15, 2024. The Company is currently assessing the impact that adopting this new accounting standard will have on its condensed consolidated financial statements.

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted, and the disclosure requirements are to be applied retrospectively to any prior periods presented in the financial statements. The Company is currently evaluating the impact that the ASU will have on its condensed consolidated financial statements. This ASU will result in expanded disclosures related to expenses but will have no impact on the Company’s financial position or results of operations.

2. Debt

Term Loans and Delayed Draw Term Loan

In April 2018, the Company entered into an agreement with a financial institution for a term loan in the amount of $85.5 million. The Company entered into an amendment during 2020 under which it borrowed an additional $2.5 million. On April 22, 2021, the Company entered into a First Amendment to the Amended and Restated Credit Agreement under which it borrowed an additional $27.0 million to be used to pay in full the outstanding subordinated notes owed the Company. The amendment also extended the maturity date from April 24, 2023 to April 24, 2025. On November 16, 2021, the Company entered into a Second Amendment to the Amended and Restated Credit Agreement to establish a new Delayed Draw Term Loan (the "DDTL") commitment in the aggregate amount of $60.0 million. The Company drew $45.0 million against the DDTL for the acquisition of Christie’s International Real Estate, LLC on November 30, 2021 and another $0.8 million from the outstanding DDTL commitment on December 10, 2021 for another permitted acquisition. On February 25, 2022, the Company drew $14.3 million against the DDTL for the SGI Holdings, Inc. acquisition completed during the year ended December 31, 2022.

On February 27, 2023, the Company entered into the Third Amendment to the Amended and Restated Credit Agreement (the “Third Amendment”) under which certain terms were modified. Key changes included the following: (a) temporarily reduced the scheduled amortization of term loans through the period ending April 30, 2024, (b) increased the maximum Total Net Leverage Ratio covenant levels, (c) replaced the LIBOR interest rate benchmark with Adjusted Term SOFR, (d) introduced additional interest in the amount of 2.00% per annum payable in kind, and (e) required additional equity support

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
from the Sponsor and management of the Credit Parties in the form of cash equity contributions made by Sponsor on February 27, 2023 to the Company (funded with proceeds of equity issued by Holdings other than Disqualified Equity Interests) in the aggregate amount of $12.0 million which was used in part to repay the outstanding Revolver Facility, discussed further below.

On July 25, 2024, the Company entered into the Fourth Amendment to the Amended and Restated Credit Agreement (the “Fourth Amendment”) under which certain terms were modified. Key changes included the following: (a) the maturity date was changed to October 25, 2026, (b) all Paid-in-Kind (“PIK”) interest was repaid, (c) all deferred amortization was paid in full, (d) cash flow reporting is due quarterly vs. weekly, (e) the maximum net leverage ratio adjusts down one quarter point each year for 2024 through 2026, and (f) the fixed charge coverage ratio was reinstated.

Under the Third Amendment, as a result of the additional borrowings, the term loans were payable in five principal payments of $0.3 million each during the period April 2023 through April 2024 and three principal payments of $2.0 million each in June, August and October 2024, with a balloon payment of the remaining principal due on April 24, 2025 (the maturity date). Under the Fourth Amendment, the Company prepaid the August and October 2024 payments of $2.0 million each in July 2024, and the remaining term loan balance is payable in seven principal payments of $2.0 million each in April, June, August and October 2025 and April, June and August 2026, with a balloon payment of the remaining principal due on October 25, 2026 (maturity date). After February 27, 2023, interest is payable monthly at the lower of the Adjusted Term SOFR or the interest floor plus the applicable margin, as defined in the credit agreement. Prior to February 27, 2023, interest was payable monthly at the lower of one-month LIBOR or the interest floor plus the applicable margin, as defined in the credit agreement. Under the Third Amendment, the Company was eligible to elect PIK interest up to 2.00% per annum of interest on the term loans; unless paid on the due date, the PIK interest rolled into the term loan balance. In conjunction with the Fourth Amendment, the PIK interest was fully paid and eliminated.

The term loans are collateralized by substantially all of the assets of the Company. The agreement provides for optional and mandatory prepayments based on certain requirements. For the nine months ended September 30, 2024, the Company made term loan repayments totaling $17.9 million.

As of September 30, 2024, the aggregate fair value of the Company's outstanding Term Loans was $131.5 million.

Revolver Facility

In April 2018, the Company entered into a revolving loan (the "Revolver Facility") not to exceed $10.0 million with a financial institution which is subordinated to the term loan. During 2020, the Company entered into a First Amendment to the Amended and Restated Credit Agreement in which the borrowing capacity of the Revolver Facility was increased to $13.5 million. The amendment extended the maturity to April 24, 2025. In the Third Amendment, the borrowing capacity of the Revolver Facility was changed to $10.8 million and the outstanding must be less than $0.5 million for at least 90 consecutive days each year. There were no changes to the Revolver Facility in the Fourth Amendment. Interest is payable monthly at the lower of the Adjusted Term SOFR or the interest floor plus the applicable margin, as defined in the credit agreement. The Revolver Facility is collateralized by substantially all of the assets of the Company. As of September 30, 2024, there were no borrowings outstanding under the Revolver Facility. The Company is subject to certain restrictive covenants. As of September 30, 2024, the Company was in compliance with all debt covenants.

The Company incurred debt issuance costs of $0.9 million during the nine months ended September 30, 2024. Debt issuance costs are amortized using the effective interest method over the term of the loan. The charge to interest expense was $0.5 million for the nine months ended September 30, 2024.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
3. Preferred and Common Units

Preferred Units

On February 24, 2023, the Company adopted a fourth amended and restated Limited Liability Company Agreement (the "LLC Agreement"). This agreement authorized 14,750 Preferred A Units.

As of September 30, 2024, the Company’s convertible preferred units authorized, issued and outstanding were as follows (in millions, except unit and per unit amounts):

Preferred Units	Year Issued	Units Authorized	Units Issued & Outstanding	Issuance Price (Per Share)
A Units	2023	14,750	12,000	$1,000

Common Units

The following table reflects the authorized, issued and outstanding common units as of September 30, 2024:

Type of Units	Units Authorized	Units Issued	Units Outstanding
Common Units	Unlimited	110,463	110,463

The rights of preferred and common units are as follows:

Voting

Holders of Common Units are entitled to one vote per unit on matters submitted to a vote or consent of the Members. Holders of Preferred and Management Incentive Units are not entitled to vote.

Distributions

Holders of Common Units are entitled to cash distributions at the sole discretion of the Management Committee in proportion to their common percentage interests.

Tax Distributions
Each calendar quarter of each Fiscal Year, to the extent the Company has distributable cash, tax distributions are made to each Member in accordance with the Fourth Amended and Restated Limited Liability Company Agreement. These distributions are treated as advances of distributions and shall be taken into account in determining the amount of future distributions to each such Member by reducing dollar for dollar the next succeeding distributions.

Conversion Rights

Upon the Company’s first issuance of equity securities with the principal purpose of raising capital that occurs following February 24, 2023, if lead investors require conversion of outstanding Preferred A Units, holders of a majority of these units will negotiate and determine the terms on behalf of all Preferred Members.

Conversion occurs immediately before the financing closes. Once converted, all rights associated with the Preferred A Units, including distribution rights, cease, and Preferred Members become holders of common units or the new unit class.

Adjustments to Conversion Price

Preferred A Units were issued with an initial per unit conversion price of $1,000, subject to certain adjustments to prevent dilution. If new Common Units are issued at a price below the current Conversion Price, the Conversion Price adjusts downward accordingly.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)

The Company must notify Preferred Members before taking actions that impact conversion terms. Holders of a majority of Preferred A Units can waive price adjustments.

The following summarizes the impact of any newly issued Common Units on the outstanding Preferred A Units:

•Issuances for cash: Considered at gross proceeds before any applicable issuance fees;
•Issuances for non-cash consideration: Valued at fair market value;
•Options, rights, and convertible securities: Adjusted based on their potential conversion/exercise terms.

Liquidation

The Company has issued preferred units with a 3x liquidation preference, entitling holders to receive up to three times the original issue price per unit prior to any distributions to common unit holders in the event of a Liquidation Event, as defined in the Fourth Amended and Restated Limited Liability Company Agreement. The preferred units are also convertible into common units at a pro-rata basis in proportion to their preferred members interest, at the option of the holder.

The liquidation rights of the holders of Common units and Management Incentive units are subject to and qualified by the rights and preferences of the holders of Preferred A units.

4. Equity Incentive Plan

In April 2018, the Board of Directors approved the 2018 Incentive Unit program which will grant certain Management Incentive Units to employees (“Incentive Units”). These units are accounted for in accordance with ASC 710, Compensation, as the grantees cannot retain value in the Company if they voluntarily sever their relationship with the Company or are terminated for cause.

Each grant under the 2018 Incentive Unit Program has its own grant date and vesting commencement date. Under the 2018 Incentive Unit Program, 14,636 Incentive Units were reserved for issuance and awards can be granted as time-based incentive units (“Time-Based Awards” or “TBA”) or performance-based incentive units (“Performance-Based Awards” or “PBA”). The Company’s TBAs vest 40% on the second anniversary of the vesting commencement date, as defined in the respective incentive unit agreement, and 20% therefore on each of the three subsequent anniversary dates. The PBAs vest based on a performance measure with market conditions. The vested Incentive Units receive distributions in the event of a sale of the business or an Initial Public Offering.

There was no compensation expense or liability related to the Incentive Units recognized during the nine months ended September 30, 2024 because management determined that any distribution to the Incentive Unit grantees is not probable of occurring.

Activity related to the Incentive Units for the nine months ended September 30, 2024 is as follows:

ASC 710 - Incentive Units	Time Based Awards	Performance Based Awards
Incentive Units outstanding as of December 31, 2023	7,071	6,848
Granted	275	275
Forfeited	(146)	(233)
Incentive Units outstanding as of September 30, 2024	7,200	6,890

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
5. Related-Party Transactions

The Company is managed by an entity under common control, At World Management, LLC, and partially by an entity that has a membership interest in the holding entity of the Company. These entities charged the Company approximately $0.6 million related to management fees for management services performed during the nine months ended September 30, 2024. There were no other transactions between these entities and the Company. The Company has determined that these entities do not require consolidation. As of September 30, 2024, management fees totaling $1.7 million had not been paid due to certain limitations included in the Third Amendment to the Amended and Restated Credit Agreement dated February 27, 2023 (Note 2). The payment of these fees occurred in 2025; therefore, they are recorded as a short-term liability in the condensed consolidated balance sheet as of September 30, 2024.

From time to time, the Company has monies due to and due from various related parties. These balances are unsecured, due on demand, and non-interest bearing. The balance due from related parties of $0.2 million have been classified as current and is presented net with the amounts due to related parties on the accompanying condensed consolidated balance sheet as of September 30, 2024.

6. Concentration of Risk

Uninsured Cash

Cash represents amounts on deposit with financial institutions. The Company maintains funds on deposit at banks, which at times may exceed federally insured limits. The Company has not experienced any losses on such deposits.

The Company acts as escrow agent for numerous buyers. As an escrow agent, the Company receives money from buyers to hold until certain conditions are satisfied. This money is deposited with various financial institutions in the United States. Upon the satisfaction of those conditions, the Company releases the money to the appropriate party. The banks may hold these deposits in excess of the FDIC limit. If any of the depository banks were to become unable to honor any portion of the Company’s deposits, buyers could seek to hold the Company responsible for such amounts and, if the buyers prevailed in their claims, the Company could be subject to losses. These escrow deposits totaled $53.6 million as of September 30, 2024. These escrow deposits are not assets of the Company and, therefore, are excluded from cash and liability balances on the accompanying condensed consolidated balance sheet. However, the Company remains contingently liable for the disposition of these deposits.

7. Commitments and Contingencies

A number of cases are currently being tried in multiple states claiming the National Association of Realtors (“NAR”) and the nation’s largest brokerage firms conspired to violate anti-trust laws by colluding to fix commissions. One central argument of these lawsuits is that the practice of requiring a seller to pay a buyer agent’s commission is unfair and collusive.

On or about March 15, 2024, NAR agreed to settle the primary case (Burnett v. National Association of Realtors), along with a sister litigation, by agreeing to pay a specified dollar amount and changing certain of its rules surrounding agent commissions. NAR has agreed to put in place a new rule prohibiting offers of compensation on the MLS, as well as adopt new rules requiring written agreements between buyers and buyers' agents. The settlement was approved by the court in April 2024, and the new policy changes were effective August 17, 2024. The Company made the appropriate changes to its policies and procedures to meet the new policy requirements in the requisite timeframe.

On April 23, 2024, the Company signed a settlement agreement as part of the class action settlement in the amount of $6.5 million which was paid on May 29, 2024. On June 3, 2024, the Company received insurance proceeds of $4.5 million, and on March 4, 2025, the Company received additional insurance proceeds of $1.3 million. In 2023, the Company recognized $0.7 million in other operating expenses on the condensed consolidated statement of operations and recorded $5.8 million in prepaid expenses and other current assets and $6.5 million in accrued expenses on the condensed consolidated balance sheet.

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)

The Company, from time-to-time, is a named respondent in various legal proceedings and actions, all arising in the ordinary course of business. Although it is impossible to predict the outcome of any legal proceeding, Management believes that any liability that may finally be determined with respect to such legal proceedings should not have a material adverse effect on the Company’s condensed consolidated balance sheet, statement of operations, or statement of cash flows.

8. Income Taxes

The Company was formed as a limited liability company that is taxed as a partnership. As a partnership, the Company is generally not subject to U.S. federal and certain state and local income taxes. Therefore, no liability or provision for income taxes is included in the condensed consolidated financial statements except for taxes related to the operations of certain subsidiaries, as described below.

As a result of business acquisitions, the Company has subsidiaries which are individually taxed as corporations including: @properties UK Holdings Ltd. and Christie's International Real Estate Europe Ltd., which are individually taxed as corporations in the UK; SGI Holding, Inc., Sereno Group, Inc. and Dwell Realtors, Inc. which are individually taxed as corporations in the U.S. The Company recognized $0.6 million of income tax expense for the nine months ended September 30, 2024.

The income tax expense for the nine months ended September 30, 2024 differs from the expected benefit from income taxes (computed by applying the U.S. federal corporate rate of 21% to the U.S. taxable subsidiaries’ income before income taxes for the nine months ended September 30, 2024) primarily because the Company is not liable for income taxes on a majority of its income.

Management has analyzed the tax positions taken by the Company and has concluded that for the nine months ended September 30, 2024 there are no uncertain positions taken or expected to be taken that would require recognition of a liability in the condensed consolidated financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Company’s management does not believe that the Company is subject to U.S. federal or state and local income tax examinations by tax authorities for years prior to 2020. The Company’s UK subsidiary’s 2023 and 2022 tax periods have open statute of limitations.

9. Subsequent Events

On November 25, 2024, the Company entered into an agreement and plan of merger (the "Merger Agreement"), effective January 13, 2025 (the "Closing Date"), by and among At World Properties Holdings, LLC, At World Properties IX Blocker, Inc., (“IX Blocker”), At World Properties Principals Blocker, Inc., (“Principals Blocker”), Quad-C, LLC, as seller representative, Compass, Inc., (“Buyer Parent”), Compass Brokerage, LLC, (the “Buyer”), Apple Principals Blocker Merger Sub, Inc., a direct, wholly owned subsidiary of Buyer (“Principals Blocker Merger Sub”), Apple IX Blocker Merger Sub, Inc., a direct, wholly owned subsidiary of Buyer (“IX Blocker Merger Sub”), and Apple Merger Sub, LLC, a direct, wholly owned subsidiary of Buyer (“Company Merger Sub”). Pursuant to the Merger Agreement, on January 13, 2025, the Buyer acquired all of the issued and outstanding equity securities of each of Principals Blocker, IX Blocker and At World Properties Holdings, LLC and each of Principals Blocker, IX Blocker and At World Properties Holdings, LLC became a wholly-owned subsidiary of the Buyer Parent.

The aggregate consideration payable pursuant to the Merger Agreement consisted of (i) $150 million, subject to certain customary purchase price adjustments and (ii) 44.1 million shares of the Buyer Parent’s Class A common stock (the “Share Consideration”). The Share Consideration is subject to further adjustment if the value of the Share Consideration on the 366th day following the Closing Date, determined using the price per share equal to the volume-weighted average price of the Buyer Parent’s Class A common stock for the 10-trading day period ending on the 366th day following the Closing Date (the “Post-Closing Share Price”), is (i) greater than $344 million, in which case the Share Consideration will be reduced by a number of shares in an aggregate amount of up to $50 million (determined using the Post-Closing Share Price), up to a maximum of 5.6 million shares, or (ii) less than $344 million, in which case the Share Consideration will be

At World Properties Holdings, LLC
Notes to Condensed Consolidated Financial Statements
(unaudited)
increased by a number of shares in an aggregate amount of up to $50 million (determined using the greater of $6.6612 and the Post-Closing Share Price), up to a maximum of 7.5 million shares.

On November 26, 2024, the Company’s subsidiary, At Properties Developer Services, LLC, a Delaware limited liability company, executed its Fourth Amended and Restated Operating Agreement which modified the member list to remove the non-controlling interest members, leaving At World Properties, LLC, a wholly owned subsidiary of the Company, as the sole member.

On November 27, 2024, the Company entered into a Sale and Purchase Agreement (the "Agreement"), effective January 13, 2025, wherein the Purchaser, Ryan Iwanaga and Christopher A. Trapani, collectively, purchased all shares of SGI Acquisition Holdings, Inc. ("SGIH"), the parent company of Christie’s International Real Estate Sereno, for $1.00. The Company agreed to transfer all rights, title and interest in and to the SGIH shares. This entity was sold immediately prior to the effectiveness of the Merger Agreement and resulted in the Company's divestiture of its Northern California brokerage business. Per the terms of the Agreement, the Purchaser shall receive the financial benefit (and burden) of its ownership of SGIH.

On January 13, 2025, in conjunction with the executed Merger Agreement, the Company paid all outstanding debt and interest due (Note 2) and all outstanding management fees (Note 5). In addition, the Merger Agreement triggered a Liquidation Event, and all equity incentive plan units and outstanding units were vested and paid out in accordance with the Merger Agreement (Note 4).

Management has evaluated subsequent events through March 28, 2025, the date that these condensed consolidated financial statements were available to be issued. Management has determined that no events or transactions, other than the events described above, have occurred subsequent to the condensed consolidated balance sheet date that require disclosure in the consolidated financial statements.